Q4 FY2024 Letter to Shareholders March 13, 2024

Q4 FY2024 Letter to SharehoLderSSENTINELONE 2 Table of Contents To Our Shareholders 3 Technology Highlights 7 Go-To-Market Highlights 9 Q4 FY2024 Financials 11 Guidance 14 Closing 15

Q4 FY2024 Letter to SharehoLderSSENTINELONE 3 01 To Our Shareholders Our Q4 results demonstrate strong execution and success in delivering high growth with substantial margin improvement. Once again, we exceeded our top and bottom-line expectations. Our market position continues to strengthen, driven by our leading AI-based security and superior platform value. ARR per customer rose double digits year-over-year (y/y), driven by broader adoption of platform capabilities as well as success with large enterprises and strategic channel partners serving SMBs. Our competitive position remains strong, as enterprises continue to choose SentinelOne for autonomous security platform and enterprise-wide visibility. I'm proud of the dedication and relentless focus of Sentinels around the world who make this all possible. In a year that presented macroeconomic challenges for nearly every business, we delivered industry-leading growth and margin improvement. In fiscal year 2024, we delivered revenue growth of 47% and operating mar- gin improvement of more than 30 percentage points, compared to the year before. In Q4, ARR grew 39% y/y to $724 million and revenue grew 38% y/y to $174 million. Quarterly net new ARR grew to $61 million, fueled by a combination of new customer growth and existing customer expansion. Our GAAP and non-GAAP gross margin expanded by 4 and 3 percentage points y/y, respectively. Similarly, our GAAP and non-GAAP operating margins expanded by 32 and 26 percentage points y/y, respectively. Q4 marked our 10th consecutive quarter with more than 25 percentage points of y/y improvement in our non-GAAP operating mar- gin. In parallel, our operating cash flow margin approached single digits to (4)%. We’ve made substantial prog- ress toward our profitability targets as we strategically balance investments with the pace of growth. Looking forward, we remain committed to delivering new profitability records, including achieving both positive free cash flow and non-GAAP operating income by the end of the fiscal year 2025. Looking beyond key financial metrics, customers select SentinelOne for leading AI-based security, platform breadth, ease of use, and a favorable total cost of ownership. Competitively, we are consistently winning a significant majority of evaluations against both next-gen and legacy vendors. Indeed, we are pleased to be driving an increasing percentage of net new ARR from new customer wins. Our unified platform architecture is helping enterprises seamlessly consolidate disparate solutions and optimize security budgets. We continue to add new customers at a record pace through our direct channels and strategic partners. We added a record number of customers with ARR of $1 million or more in the quarter. Our platform offerings now provide multiple points of entry to serve enterprise customers, spanning across endpoint, cloud, data, identity, and more. We are landing bigger deals and expanding into new verticals. Alongside our success with large enterprises, our momentum with Managed Security Service Providers (MSSPs) serving SMBs remains strong with ample room for future expansion. Even with our focus on securing new customers, our platform-centric strategy remains a cornerstone of growth through expansion, contributing to a healthy net retention rate. Our platform solutions beyond the endpoint exceeded a third of our bookings in fiscal year 2024. Singularity Data Lake, Cloud, and Identity were our fastest-growing solutions, illustrating the increasing diversity of our busi- ness and our expanding platform horizon. The broader demand environment remains similar to the trends we discussed in prior quarters. Organizations continue to focus on costs and efficiency amid macroeconomic conditions. Yet, change is the only constant in the cybersecurity threat landscape: bad actors are always evolving and advancing. Cybersecurity is a mis- sion-critical priority, as there is no respite from cyber risk. The frequency and intensity of modern-day attacks make it abundantly clear that legacy solutions, siloed products, and disjointed platforms are failing. There are clear risks associated with aging infrastructure and legacy systems as they are simply not equipped to with- stand these modern attacks. This reinforces the need for robust, modern security postures. For so long, security providers have played whack-a-mole with capabilities, trying to plug holes just to see a new one emerge. This is the wrong approach, as it drains resources and projects a false sense of protection. Bad actors are using AI to accelerate the velocity, complexity, and devastation of attacks. We believe Sen-

tinelOne delivers the best protection in the market. Our Singularity Platform is data-driven, adaptive, and delivers AI-based security—all of this—through a unified platform and single agent.

As we turn the page to fiscal year 2025, we are in a strong position to once again lead the industry with cutting-edge innovations across Endpoint, Data, Cloud, and AI. We expect our Unity release innovation roadmap to continue to widen our technology lead and solidify our evolution from endpoint to enterprise-wide security platform. These investments will further expand our addressable market and fuel growth for years to come.

For example, we are combining our best-in-class cloud workload protection with recently acquired PingSafe's CNAPP powered by unified AI and security data analytics in a single platform. Customers will no longer have to navigate the complexity of disparate point solutions. As another example, Purple AI will become generally available in the coming weeks, laying the foundation for a transformative step forward in enterprise security and efficiency. We're already seeing high levels of interest in Purple AI and positive feedback from early adopters, emphasizing speed and performance improvements across security operations. It is transforming how enterprises think about the unity of security and data. Finally, we're supercharging the Singularity Platform with hyper-automation through the acquisition of Stride Security. Stride is a next-generation security orchestration platform designed to circumvent the complexities and cost burden of legacy Security Orchestration, Automation, and Response (SOAR) solutions.

The new year brings many new opportunities for SentinelOne. The rapidly evolving threat landscape and enterprise cost consciousness require a new security paradigm. It's clear that legacy systems remain plagued by security vulnerabilities and AI-driven threats are taking the speed, scale, and sophistication of cyberattacks to new levels. Our Singularity Platform gives control back to the enterprise through autonomous security and enterprise-wide visibility. In summary, we expect our AI and security innovations to continue driving industry-leading growth as well as profitability by the end of the year.

Q4 FY2024 Highlights

(All metrics are compared to the fourth quarter of fiscal year 2023, unless otherwise noted; Fiscal year 2023 metrics reflect the one-time ARR adjustment announced in the first quarter of fiscal year 2024)

- Revenue in the quarter grew 38% to $174 million, compared to $126 million. ARR grew 39% to $724 million, compared to $522 million.
- We added a record number of customers with an ARR of $1 million or more. Customers with an ARR of $100,000 or more grew 30% to 1,133. Dollar-based net retention rate (NRR) was approximately 115%.
- GAAP gross margin was 72%, compared to 68%. Non-GAAP gross margin was 78%, 3 percentage points higher compared to 75%.
- GAAP operating margin was (47)%, compared to (79)%. Non-GAAP operating margin was (9)%, 26 percentage points higher compared to (35)%.
- Operating cash flow margin was (4)%, compared to (18)%. Free cash flow margin was (6)%, compared to (20)%.
- Cash, cash equivalents, and investments were $1.1 billion as of January 31, 2024.

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 4

Q4 FY2024 Letter to SharehoLderSSENTINELONE 5 60% 63% FY22 FY23 71% 77% 66% 72% FY24 GAAP Non-GAAP Gross Margin % of revenue, GAAP & Non-GAAP (130)% (85)% FY22 FY23 (61)% (19)% (95)% (49)% FY24 GAAP Non-GAAP Operating Margin % of revenue, GAAP & Non-GAAP FY22 $292 FY23 $724 FY24 $522 Annualized Recurring Revenue (ARR) $ million $205 FY22 FY23 $621 $422 FY24 Revenue $ million Full Year FY2024 Highlights • Revenue grew 47% to $621 million compared to $422 million in fiscal year 2023. • GAAP gross margin was 71%, compared to 66% in fiscal year 2023. Our non-GAAP gross margin was 77%, compared to 72% in fiscal year 2023. • GAAP operating margin was (61)%, compared to (95)% in fiscal year 2023. Our non-GAAP operating margin was (19)%, compared to (49)% in fiscal year 2023. • Operating cash flow margin was (11)%, compared to (46)% in fiscal year 2023. Free cash flow margin was (13)%, compared to (50)% in fiscal year 2023.

Q4 FY2024 Letter to SharehoLderSSENTINELONE 6 SentinelLabs operates as an open venue for threat researchers, committed to sharing the latest threat intelligence with a growing community of cyber defenders. We work to cut through the noise of partial information to offer tools, context, and insights to achieve our collective mission of a safer digital life for all. Most recently, SentinelLabs observed a campaign by ScarCruft, a suspected North Korean APT group, targeting media organizations and high-profile experts in North Korean affairs. We recovered malware in the planning and testing phases of ScarCruft’s develop- ment cycle, presumably intended for use in future campaigns—likely targeting consumers of threat intelligence such as cybersecurity professionals. ScarCruft remains committed to acquiring strategic intelligence and possibly intends to gain insights into non-public cyber threat intelligence and defense strategies. The battle never ends, and the highlights below showcase several discoveries we made last year. 2023 SentinelLabs Research Highlights JANUARY Reported on pro-Russia hacktivist group NoName057(16), describing its attacks on Ukraine and NATO organizations as well as its targeting of the 2023 Czech presidential election. FEBRUARY Observed the first ELF variant of Clop ransomware and reported on its flawed encryption method, allowing us to develop and publish a decryptor for the malware. MARCH Reported on the evolution of AlienFox, a comprehensive, modular toolset for credentials harvesting against multiple cloud service providers. APRIL Observed Transparent Tribe long-running threat actor expanded its interest in the Indian education sector through a cluster of malicious documents staging Crimson RAT. MAY Revealed how this same source code was behind 10 different ransomware families targeting VMware ESXi, potentially enabling new threat actors who might otherwise lack the technical skills to target Linux systems. JUNE Released reports on North Korea-aligned threat actor Kimsuky. Disclosed a targeted social engineering campaign against experts in North Korean affairs from the NGO sector. JULY Reported on cloud credentials stealing campaign that had expanded from targeting AWS cloud instances to include both Azure and Google Cloud. AUGUST Identified intrusions into the Russian missile engineering organization NPO Mashinostroyeniya, a sanctioned entity that possesses highly confidential intellectual property on sensitive missile technology currently in use or under development for the Russian military. SEPTEMBER Dubbed Sandman, the previously unreported threat actor has targeted organizations across the Middle East, Western Europe, and the South Asian subcontinent with a novel modular backdoor that utilized the LuaJIT platform. OCTOBER Reported on state-sponsored activity emerging from events on the ground aimed to highlight adversaries of interest to the cybersecurity community at large in to better coordinate reporting and help to understand the threat model facing organizations. NOVEMBER Reported on Arid Viper‘s SpyC23 malware and the group’s espionage campaign targeting Android devices. DECEMBER Published further intelligence on the Sandman APT we reported at September’s LABScon, noting that Sandman and STORM-0866/Red Dev 40 share infrastructure control and management practices.

02

Technology Highlights

For a third consecutive year, Gartner recognized SentinelOne as a Leader in the 2023 Gartner Magic Quadrant for Endpoint Protection Platforms. This placement reflects our pioneering AI-driven cybersecurity solutions and the effectiveness of our channel-friendly go-to-market strategy. SentinelOne once again was a top performer in 2023 Gartner Critical Capabilities. Customers around the world and across industries trust SentinelOne to secure their environments. We are among the highest-rated vendors in 2023 Gartner® Peer Insights™ Voice of the Customer Endpoint Protection Platforms. In addition, International Data Corporation (IDC) named SentinelOne a Leader for both the Enterprises and Mid-Market in its 2024 'IDC MarketScape for Modern Endpoint Security. These exceptional rankings underscore the comprehensive nature of our platform and its relevance across organizations of varying sizes and industries. Our unwavering dedication to our mission of enhancing cybersecurity defenses, at machine speed, continues to drive our mission to Secure Tomorrow.

Our Singularity Platform is renowned for providing top-tier security and a fully integrated experience across diverse attack vectors. Our mission is to make ransomware and data theft a thing of the past. As we turn the page to fiscal year 2025, we are in a prime position to continue to lead the industry with cutting-edge innovations across endpoint, data, cloud, and AI. Our Unity release innovation roadmap will continue to widen our technology lead in delivering superior enterprise value and security outcomes. We are entering the next era of SentinelOne's growth journey—the evolution from endpoint to holistic cybersecurity platform is well underway.


NATIVE DATA
Endpoint
Identity
Cloud
Risk Management
Services
Singularity Platform
SUPERCHARGED BY Purple ai
Singularity Data Lake
SECURITY & LOG ANALYTICS
INGEST DATA FROM ANY SOURCE
IDENTITY
EMAIL
CASB
SASE
WEB
THREAT INTEL
SANDBOX
FIREWALL
CASE MGMT
LOG

SentinelOne + PingSafe: Comprehensive Cloud Security in the Age of AI

With the acquisition of PingSafe, we expect to create a first-of-its-kind cloud security platform powered by AI and security data analytics capabilities. Our customers will no longer have to navigate the complexity of disparate point solutions. With this acquisition, we are offering a singular, leading security platform complete with advanced, real-time AI-powered security operations to protect the entire enterprise across endpoints, identities, and clouds.

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 7

PingSafe is a comprehensive CNAPP that delivers dynamic monitoring of multi-cloud workloads, flexibility of configuration, and easy maintenance. It cuts through the noise and provides more actionable insights than alternative solutions in the market. The addition of PingSafe expands our cloud security capabilities to include Cloud Security Posture Management (CSPM), Container Image Vulnerability Management, Kubernetes Security Posture Management (KSPM), and Infrastructure as Code (IaC) security. At SentinelOne, we have always believed that to stop an attacker, you must think like an attacker. PingSafe embodies this framework, having built an Offensive Attack Engine that simulates and identifies attack paths to validate protection and verify compliance.

PingSafe drives prioritization in cloud security. It always comes back to signals versus noise. With limited resources and time to respond against attacks, it is critical to focus on what matters.


Singularity Cloud
NEW
Cloud Native Security
Agentless CNAPP with a unique Offensive Engine
+
Cloud workload Security
Agent-based threat protection for servers and containers
+
Cloud Data Security
Threat protection for cloud storage
=
Our Modern, Comprehensive CNAPP
Prevent and Block attacks with our AI-Powered CNAPP

Agent or Agentless? Better Together

There are clear strengths and benefits to both agent-based and agentless cloud security. Together, they reduce fragmentation and enhance protection. We believe agentless cloud security is the perfect companion to our agent-based Cloud Workload Security (CWS). We believe our technology leadership in CWS gives us the most strategic position to expand cloud security coverage across existing and prospective customers. Enterprises using a standalone CNAPP solution can find better value and security outcomes by consolidating on SentinelOne's complete Cloud Security platform.

For instance, agentless security (Cloud Security Posture Management, CSPM) helps fortify a defense with detailed configuration analysis, thereby protecting an enterprise before data theft even occurs. CSPM can be up and running in a matter of minutes, enabling rapid adoption and improved security barriers. But CSPM alone does not stop breaches or provide the tools to remediate them. Agent-based (CWS) cloud security is the only way to achieve real-time detection, protection, and response. Developing an always-on lightweight agent is extremely difficult as it requires a foundation of an advanced security data lake and AI-powered detection engines. CWS prevents cyber attacks while providing the tools for security teams to conduct detailed forensic analysis. CWS is highly embedded within an enterprise architecture, making it critical to security operations and extremely sticky. Our cloud security innovations already outpace other solutions in the market, where we displace even our largest competitors.

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 8

03 Go-To-Market Highlights

Our partner-supported go-to-market model continues to unlock meaningful scale and enhance our market position. Our channel leadership and momentum remain strong. We believe we are the technology partner of choice for value-added resellers, MSSPs, global system integrators, distributors, and incident response partners worldwide. We're consistently engaging with our partners to meet the evolving needs of organizations with cutting-edge technologies. For example, we've expanded and enhanced our partnerships with Exclusive Networks to accelerate the adoption of XDR strategy in EMEA and Bell Canada to provide advanced cybersecurity for Canadian businesses. In addition, we partnered with NinjaOne to launch comprehensive endpoint control in one centralized view with single-click visibility, protection, and response.

We continue to scale our business through a leading data and security platform. We are maintaining strong momentum with large enterprises and strategic partners. Our growth also was balanced across geographies, and our vast channel ecosystem continues to magnify our reach and drive platform adoption.

Customer Growth

Our customer growth in Q4 fiscal year 2024 was broad-based across businesses of all sizes and geographies. We're winning new customers at a record pace through our channel ecosystem and strategic partners. Our momentum with large enterprises remains strong, as our customers with ARR of $100,000 or more grew 30% year-over-year to 1,133. We added a record number of customers with ARR of $1 million or more. Our business mix from customers with ARR of $100,000 or more continued to increase, reflecting broader platform adoption and success with large enterprises. Similarly, our ARR per customer continued to grow double-digit growth y/y.

In Q4, we continued to set new customer acquisition records – from technology pioneers and multi-national industrials to leading financial institutions and federal agencies. All of these wins include platform and agent consolidation across multiple products, including Endpoint, Cloud, Data, Identity, and other adjacent solutions.



100K+ ARR Customers
at quarter end*
30%
872
1,133
Q4'23
Q4'24

* FY23 metrics reflect the one-time ARR adjustment of ~5% made in Q1 FY24

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 9

Platform Adoption and Expansion

New and existing customers are adopting more of the Singularity Platform. Our platform solutions beyond the endpoint exceeded over a third of our bookings in fiscal year 2024. Singularity Data Lake, Cloud, and Identity were our fastest-growing solutions, illustrating the growing diversity of our business and our expanding platform horizon.

We recently introduced Enterprise and Commercial Bundles, making it easier than ever for organizations to procure and streamline the adoption of the Singularity Platform. Our goal is to reduce the friction of helping enterprises stay cyber-secure. Although still in the early stages, we've seen accelerated conversion timelines and larger initial deal sizes with these new bundled offerings.

Retention and expansion remained resilient across our customer base, reflecting an NRR of approximately 115% in Q4. A larger portion of our business mix was driven by new customers in Q4, which we believe will open doors for platform adoption over time. We see significant long-term expansion potential based on high customer retention rates, expanding product categories, and early-stage adoption from our installed base.


Net Retention Rate (NRR)*
130%+
125%+
115%+
115%+
~115%
100%
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24

* FY23 metrics reflect the one-time ARR adjustment of ~5% made in Q1 FY24

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 10

04 Q4 FY2024 Financials

Our Q4 performance was driven by strong demand from new and existing customers, as well as large and mid-sized enterprises seeking to modernize and automate their cybersecurity technology. We exceeded our top and bottom line expectations, driven by increased scale and operational efficiencies.

Revenue & Annualized Recurring Revenue (ARR)

Revenue grew 38% year-over-year to $174 million in the fourth quarter. International revenue represented 35% of total revenue, reflecting growth of 38% year-over-year.

ARR grew 39% year-over-year to $724 million at the end of our fiscal fourth quarter. Net new ARR of $61 million was driven by strong demand for SentinelOne's AI-powered security and execution of our teams. The strength was also broad-based across new customer adds, existing customer renewals, and upsells.



Annualized Recurring Revenue
$ million, year over year growth*
39%
$522
$564
$612
$664
$724
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Revenue
$ million, year over year growth
38%
$126
$133
$149
$164
$174
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24

* FY23 metrics reflect the one-time ARR adjustment of ~5% made in Q1 FY24

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 11

Q4 FY2024 Letter to SharehoLderSSENTINELONE 12 Gross Profit & Margin Gross profit was $126 million, or 72% of revenue, compared to 68% of revenue a year ago. Non-GAAP gross profit was $136 million, or 78% of revenue, compared to 75% of revenue a year ago. This year-over-year in- crease was driven primarily by increasing scale, data efficiencies, and customers’ growing platform adoption. GAAP Non-GAAP Q4'23 Q1'24 Q2'24 68% 68% 75% 75% 70% 77% Gross Margin % of revenue, GAAP & Non-GAAP Q3'24 73% 79% Q4'24 72% 78% A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter. Operating Expenses Total operating expenses were $207 million, including $55 million of stock-based compensation expense (SBC), employer payroll tax on employee stock transactions, amortization of acquired intangible assets, acqui- sition-related compensation costs, and restructuring charges. Total operating expenses increased 11% year- over-year, primarily due to an increase in headcount and stock-based compensation. Non-GAAP operating expenses were $152 million, representing 87% of revenue, compared to $138 million, or 110% of revenue, a year ago. Non-GAAP operating expenses grew 10% year-over-year, driven by an increase in headcount. Research and development expenses were $56 million, up 5% year-over-year. The year-over-year increase was primarily due to a higher headcount. On a non-GAAP basis, research and development expenses remained flat year-over-year at $40 million and represented 23% of revenue, compared to 31% a year ago. Sales and marketing expenses were $101 million, up 16% year-over-year. On a non-GAAP basis, sales and mar- keting expenses increased 14% year-over-year to $83 million and represented 48% of revenue, compared to 58% a year ago. The year-over-year increase was primarily due to a higher headcount. General and administrative expenses were $47 million, up 4% year-over-year. On a non-GAAP basis, general and administrative expenses grew 9% year-over-year to $28 million and represented 16% of revenue, com- pared to 20% a year ago. The year-over-year increase was primarily due to a higher headcount.

Operating Expenses
% of revenue, GAAP & Non-GAAP
GAAP
NON-GAAP
36%
69%
43%
27%
58%
32%
20%
58%
31%
16%
48%
23%
Q4'23
Q4'24
Q4'23
Q4'24
R&D
S&M
G&A

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter. This excludes the 1% GAAP restructuring charge in Q4 FY24.

Operating & Net Income (Loss)

GAAP operating margin was (47)%, compared to (79)% a year ago. Non-GAAP operating margin was (9)%, compared to (35)% a year ago. The improvement in operating margin resulted from revenue growth outpacing expense increases.

GAAP net loss was $72 million, compared to $94 million a year ago. Non-GAAP net loss was $7 million, compared to $37 million a year ago. The smaller loss resulted from revenue growth outpacing expense increases.



Operating Income (Loss) & Margin
$ million and % of revenue, GAAP & Non-GAAP
GAAP
NON-GAAP
Q4'23
Q4'24
Q4'23
Q4'24
$(100)
$(81)
$(44)
$(16)
(79)%
(47)%
(35)%
(9)%
EBIT
EBIT Margin %

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 13

Balance Sheet and Cash Flows

We ended the year with approximately $1.1 billion in cash, cash equivalents, and investments. Our strong balance sheet provides flexibility and support to drive sustainable growth while delivering meaningful margin expansion.

Net cash used in operating activities for the three months ended January 31, 2024, was $(6) million, compared to $(22) million a year ago. Free cash flow was $(11) million in the fourth quarter, compared to $(25) million a year ago.

05 Guidance

We are providing the following guidance for the fiscal first quarter and full fiscal year 2025 (ending January 31, 2025):

	Q1 FY25	Full-Year FY25
Revenue	$181 million	$812-818 million
Non-GAAP gross margin	77.5%	77.5-78.5%
Non-GAAP operating margin	(14)%	(6)-(2)%

In the first fiscal quarter, we expect revenue of about $181 million, reflecting growth of 36% year-over-year. For the full fiscal year 2025, we expect revenue of $812-818 million, reflecting growth of 31% at the midpoint. We expect global macroeconomic conditions and the broader demand environment to remain consistent with the recent trends as enterprises continue to optimize their security investments. At the same time, cybersecurity remains a top IT priority, driven by an intensifying threat landscape. Based on our enterprise-wide security platform, we're well-positioned to deliver top-tier growth across multiple large end markets.

We expect our first fiscal quarter non-GAAP gross margin to be about 77.5%. For the full fiscal year 2025, we expect non-GAAP gross margin to be between 77.5-78.5%. Both our quarterly and full-year outlook reflect year-over-year gross margin expansion. We expect to continue benefiting from increasing scale, better data processing efficiencies, and module expansion.

Finally, we expect a non-GAAP operating margin of (14)% for our first fiscal quarter and (6)-(2)% for the full fiscal year 2025. Both our quarterly and full-year outlook represent meaningful year-over-year improvement, reflecting the increasing scale and efficiency of our business. Our investment approach remains selective and focused on key areas of competitive strength, notably data, AI, cloud, and as always, endpoint. Our goal is to maximize growth while achieving profitability by the end of the year.

The above statements are based on current targets as of the date of this letter, and we undertake no obligation to update them after such date. These statements are forward-looking, and actual results may differ materially due to many factors. Refer to the Forward-Looking Statements below for information on the factors that could cause our actions and results to differ materially from these forward-looking statements.

Guidance for non-GAAP financial measures excludes stock-based compensation expense, employer payroll tax on employee stock transactions, amortization expense of acquired intangible assets, acquisition-related compensation costs, restructuring charges, and net gain on strategic investments. We have not provided the most directly comparable GAAP measures on a forward-looking basis because certain items are out of our control or cannot be reasonably predicted. Accordingly, a reconciliation for non-GAAP gross margin and non-GAAP

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 14

Q4 FY2024 Letter to SharehoLderSSENTINELONE 15 06 operating margin is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a recon- ciliation of other GAAP to non-GAAP metrics in tables at the end of this letter. Closing We will host a conference call at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today to discuss details of our fiscal fourth-quarter results. A live webcast and replay will be available on SentinelOne’s Investor Relations website at investors.sentinelone.com. Thank you for taking the time to read our shareholder letter. We look forward to your questions on our call this afternoon. Sincerely, Tomer Weingarten Dave Bernhardt CEO and Co-founder CFO

Q4 FY2024 Letter to SharehoLderSSENTINELONE 16 Forward-Looking Statements This letter and the live webcast, which will be held at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on March 13, 2024, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve risks and uncertainties, including but not limited to statements regarding our future growth, execu- tion, competitive position, and future financial and operating performance, including our financial outlook for the first quarter of fiscal year 2025 and our full fiscal year 2025, including non-GAAP gross margin and non- GAAP operating margin; progress towards our long-term profitability targets; and general market trends. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “proj- ect,” “target,” “plan,” “expect,” or the negative of these terms and similar expressions are intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. There are a significant number of factors that could cause our actual results to differ materially from state- ments made in this press release, including but not limited to: our limited operating history; our history of loss- es; intense competition in the market we compete in; fluctuations in our operating results; actual or perceived network or security incidents against us; our ability to successfully integrate any acquisitions and strategic in- vestments; actual or perceived defects, errors or vulnerabilities in our platform; risks associated with managing our rapid growth; general global market, political, economic, and business conditions, including those related to declining global macroeconomic conditions, interest rate volatility, supply chain disruptions and inflation, actual or perceive instability in the banking sector, potential uncertainty with respect to the federal debt ceiling and budget and potential government shutdowns related thereto, and geopolitical uncertainty, including the effects of the conflicts in the Middle East and Ukraine and the judicial reform in Israel; our ability to attract new and retain existing customers, or renew and expand our relationships with them; the ability of our platform to effectively interoperate within our customers' IT infrastructure; disruptions or other business interruptions that affect the availability of our platform including cybersecurity incidents; the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products, subscriptions and support offerings; rapidly evolving technological developments in the market for security products and subscription and support offerings; length of sales cycles; and risks of securities class action litigation. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our filings and reports with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings and reports that we may file from time to time with the SEC, copies of which are available on our website at investors.sentinelone.com and on the SEC’s website at www.sec.gov. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on information and estimates available to us as of the date hereof, and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. We do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date of this press release or to reflect new information or the occurrence of unexpected events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Non-GAAP Financial Measures In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, with the financial information presented in accordance with

Q4 FY2024 Letter to SharehoLderSSENTINELONE 17 GAAP, may be helpful to investors because it provides consistency and comparability with past financial per- formance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for finan- cial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. In addition, the utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for a given period. Reconciliations between non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP are contained at the end of the earnings press release following the accom- panying financial data. Investors are encouraged to review the related GAAP financial measures and the rec- onciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. Non-GAAP Gross Profit and Non-GAAP Gross Margin We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense, employer payroll tax on employee stock transac- tions, amortization of acquired intangible assets, acquisition-related compensation, and restructuring charges. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors con- sistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these measures generally eliminate the effects of certain variables unrelated to our overall operating performance. Non-GAAP Loss from Operations and Non-GAAP Operating Margin We define non-GAAP loss from operations and non-GAAP operating margin as GAAP loss from operations and GAAP operating margin, respectively, excluding stock-based compensation expense, employer payroll tax on employee stock transactions, amortization of acquired intangible assets, acquisition-related compensa- tion, and restructuring charges. We believe non-GAAP loss from operations and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables unrelated to our overall operating performance. Non-GAAP Net Loss and Non-GAAP Net Loss per Share, Basic and Diluted We define non-GAAP net loss as GAAP net loss excluding stock-based compensation expense, employer pay- roll tax on employee stock transactions, amortization of acquired intangible assets, restructuring charges, gains (losses) on strategic investments, and the tax benefit associated with the partial reversal of a valuation of our deferred tax assets for the second quarter of fiscal year 2023. We define non-GAAP net loss per share, basic and diluted, as non-GAAP net loss divided by the weighted average common shares outstanding. Since we have reported net losses for all periods presented, we have excluded all potentially dilutive securities from the calculation of net loss per share as their effect is anti-dilutive, and accordingly, basic and diluted net loss per share is the same for all periods presented. We believe that excluding these items from non-GAAP net loss and non-GAAP net loss per share, diluted, provides management and investors with greater visibility into the underlying performance of our core business operating results.

Q4 FY2024 Letter to SharehoLderSSENTINELONE 18 Free Cash Flow Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less cash used for purchases of property and equipment and capitalized internal-use software. We believe that free cash flow is a useful indicator of liquidity that provides information to management and in- vestors, even if negative, as it provides useful information about the amount of cash generated (or consumed) by our operating activities that is available (or not available) to be used for other strategic initiatives. For exam- ple, if free cash flow is negative, we may need to access cash reserves or other sources of capital to invest in strategic initiatives. While we believe that free cash flow is useful in evaluating our business, free cash flow is a non-GAAP financial measure that has limitations as an analytical tool, and free cash flow should not be con- sidered as an alternative to, or substitute for, net cash provided by (used in) operating activities in accordance with GAAP. The utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for any given period and does not reflect our future contractual commitments. In addition, other companies, including companies in our industry, may calculate free cash flow differently or not at all, which reduces the usefulness of free cash flow as a tool for comparison. Expenses Excluded from Non-GAAP Measures Stock-based compensation expense Stock-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond our control. As a result, management excludes this item from our internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation expense provide investors with a basis to measure our core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used. Employer payroll tax on employee stock transactions Employer payroll tax expenses related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which varies in amount from period to period and is dependent on market forces that are often beyond our control. As a result, man- agement excludes this item from our internal operating forecasts and models. Management believes that non- GAAP measures adjusted for employer payroll taxes on employee stock transactions provide investors with a basis to measure our core performance against the performance of other companies without the variability created by employer payroll taxes on employee stock transactions as a result of the stock price at the time of employee exercise. Amortization of acquired intangible assets Amortization of acquired intangible asset expense is tied to the intangible assets that were acquired in con- junction with acquisitions, which results in non-cash expenses that may not otherwise have been incurred. Management believes excluding the expense associated with intangible assets from non-GAAP measures al- lows for a more accurate assessment of our ongoing operations and provides investors with a better compari- son of period-over-period operating results. Acquisition-related compensation costs Acquisition-related compensation costs include cash-based compensation expenses resulting from the em- ployment retention of certain employees established in accordance with the terms of the acquisition of Attivo Networks, Inc. in May 2022 (the Attivo acquisition). Acquisition-related cash-based compensation costs have been excluded as they were specifically negotiated as part of the Attivo acquisition in order to retain such em- ployees and relate to cash compensation that was made either in lieu of stock-based compensation or where the grant of stock-based compensation awards was not practicable. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or our performance after completion of acquisitions, because they are not related to our core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare our results against those of other companies without the variability caused by purchase accounting.

Restructuring charges

Restructuring charges primarily relate to severance payments, employee benefits, stock-based compensation, impairment charges related to excess facilities, and inventory write-offs. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core operating activities. We believe that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Gains and losses on strategic investments

Gains and losses on strategic investments relate to the subsequent changes in the recorded value of our strategic investments. These gains and losses are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core operating activities. We believe that it is appropriate to exclude gains and losses from strategic investments from non-GAAP financial measures because it enables the comparison of period-over-period net income (loss).

Income tax benefit

We believe that excluding the tax benefit associated with the partial reversal of the valuation allowance against our deferred tax assets for the second quarter of fiscal year 2023 provides our senior management as well as other users of our financial statements with a valuable perspective on the performance and health of the business. This partial reversal relates to the realization of our deferred tax assets used to offset deferred tax liabilities recorded in the Attivo acquisition. This one-time benefit is not indicative of current or future operations and expenses.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions.

Annualized Recurring Revenue (ARR)

We believe that ARR is a key operating metric to measure our business because it is driven by our ability to acquire new subscription, consumption and usage-based customers and to maintain and expand our relationship with existing customers. ARR represents the annualized revenue run rate of our subscription and consumption and usage-based contracts at the end of a reporting period, assuming agreements are renewed on their existing terms for customers who are under contracts with us. ARR is not a forecast of future revenue, which can be impacted by contract start and end dates, usage, renewal rates, and other contractual terms. In the first quarter of fiscal year 2024, we adjusted our historical ARR. The adjustment to ARR did not impact historical total bookings or revenue. Further information relating to this adjustment can be found in "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, Key Business Metrics" in our Quarterly Report on Form 10-Q filed with the SEC on June 1, 2023.

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 19

Q4 FY2024 Letter to SharehoLderSSENTINELONE 20 Customers with ARR of $100,000 or More We believe that our ability to increase the number of customers with ARR of $100,000 or more is an indicator of our market penetration and strategic demand for our platform. We define a customer as an entity that has an active subscription for access to our platform. We count Managed Service Providers (MSPs), MSSPs, Man- aged Detection & Response firms (MDRs), and Original Equipment Manufacturers (OEMs), who may purchase our products on behalf of multiple companies, as a single customer. We do not count our reseller or distributor channel partners as customers. Based on the adjustments to ARR described above, customers with ARR of $100,000 or more for the prior periods in fiscal year 2023 presented above have been adjusted accordingly. Dollar-Based Net Retention Rate (NRR) We believe that our ability to retain and expand the revenue generated from our existing customers is an in- dicator of the long-term value of our customer relationships and our potential future business opportunities. Dollar-based net retention rate measures the percentage change in our ARR derived from our customer base at a point in time. To calculate these metrics, we first determine Prior Period ARR, which is ARR from the population of our customers as of 12 months prior to the end of a particular reporting period. We calculate Net Retention ARR as the total ARR at the end of a particular reporting period from the set of customers that is used to determine Prior Period ARR. Net Retention ARR includes any expansion and is net of contraction and attrition associated with that set of customers. NRR is the quotient obtained by dividing Net Retention ARR by Prior Period ARR. Definitions Customers: We define a customer as an entity that has an active subscription for access to our platform. We count MSPs, MSSPs, MDRs, and OEMs, who may purchase our product on behalf of multiple companies, as a single customer. We do not count our reseller or distributor channel partners as customers.

Q4 FY2024 Letter to SharehoLderSSENTINELONE 21 January 31, January 31, 2024 2023 ASSETS Current assets: Cash and cash equivalents $256,651 $137,941 Short-term investments 669,305 485,584 Accounts receivable, net 214,322 151,492 Deferred contract acquisition costs, current 54,158 37,904 Prepaid expenses and other current assets 102,895 101,812 Total current assets 1,297,331 914,733 Property and equipment, net 48,817 38,741 Operating lease right-of-use assets 18,474 23,564 Long-term investments 204,798 535,422 Deferred contract acquisition costs, non-current 71,640 55,536 Intangible assets, net 122,903 145,093 Goodwill 549,411 540,308 Other assets 8,033 5,516 Total assets $2,321,407 $2,258,913 LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities: Accounts payable $6,759 $11,214 Accrued liabilities 104,671 100,015 Accrued payroll and benefits 74,345 54,955 Operating lease liabilities, current 4,689 3,895 Deferred revenue, current 399,603 303,200 Total current liabilities 590,067 473,279 Deferred revenue, non-current 114,930 103,062 Operating lease liabilities, non-current 18,239 23,079 Other liabilities 4,128 2,788 Total liabilities 727,364 602,208 STOCKHOLDERS’ EQUITY Preferred stock — — Class A common stock 27 21 Class B common stock 3 8 Additional paid-in capital 2,934,607 2,663,394 Accumulated other comprehensive loss (1,550) (6,367) Accumulated deficit (1,339,044) (1,000,351) Total stockholders’ equity 1,594,043 1,656,705 Total liabilities and stockholders’ equity $2,321,407 $2,258,913 SENTINELONE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

SENTINELONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data) (unaudited)	Three Months Ended Jan. 31,		Twelve Months Ended Jan. 31,	
	2024	2023	2024	2023
Revenue	$174,175	$126,096	$621,154	$422,179
Cost of revenue[1]	48,266	39,771	179,281	144,177
Gross profit	125,909	86,325	441,873	278,002
OPERATING EXPENSES				
Research and development[1]	56,446	53,904	218,176	207,008
Sales and marketing[1]	101,478	87,254	397,160	310,848
General and administrative[1]	46,822	45,197	198,247	162,722
Restructuring[1]	2,377	—	6,706	—
Total operating expenses	207,123	186,355	820,289	680,578
Loss from operations	(81,214)	(100,030)	(378,416)	(402,576)
Interest income	11,979	9,906	45,880	21,408
Interest expense	(3)	(605)	(1,216)	(1,830)
Other income (expense), net	(737)	(648)	918	(1,293)
Loss before income taxes	(69,975)	(91,377)	(332,834)	(384,291)
Provision for (benefit from) income taxes	2,007	2,303	5,859	(5,613)
Net loss	$(71,982)	$(93,680)	$(338,693)	$(378,678)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.24)	$(0.33)	$(1.15)	$(1.36)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	301,356,227	283,545,048	294,923,536	277,802,861
[1] INCLUDES STOCK-BASED COMPENSATION EXPENSE AS FOLLOWS				
Cost of revenue	$4,617	$3,011	$17,187	$10,093
Research and development	15,179	13,817	61,055	51,771
Sales and marketing	15,436	11,138	55,798	40,115
General and administrative	18,330	18,182	83,890	62,487
Restructuring	—	—	(1,060)	—
Total stock-based compensation expense	$53,562	$46,148	$216,870	$164,466

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 22

Q4 FY2024 Letter to SharehoLderSSENTINELONE 23 Twelve Months Ended Jan. 31, 2024 2023 CASH FLOW FROM OPERATING ACTIVITIES Net loss $(338,693) $(378,678) Adjustments to reconcile net loss to net cash used in operating activities Depreciation and amortization 38,912 29,721 Amortization of deferred contract acquisition costs 48,682 36,417 Non-cash operating lease costs 4,020 3,559 Stock-based compensation expense 216,870 164,466 Accretion of discounts, and amortization of premiums on investments, net (19,943) (12,217) Net gain on strategic investments (2,703) — Other 4,637 (1,187) Changes in operating assets and liabilities, net of effects of acquisition Accounts receivable (61,949) (44,442) Prepaid expenses and other assets (1,207) (14,499) Deferred contract acquisition costs (81,039) (61,289) Accounts payable (4,499) 3,670 Accrued liabilities 4,271 4,976 Accrued payroll and benefits 19,140 (7,205) Operating lease liabilities (4,410) (5,320) Deferred revenue 108,197 92,496 Other liabilities 1,340 (3,755) Net cash used in operating activities (68,374) (193,287) CASH FLOW FROM INVESTING ACTIVITIES Purchases of property and equipment (1,304) (4,953) Purchases of intangible assets (3,505) (407) Capitalization of internal-use software (13,956) (13,452) Purchases of investments (466,253) (1,938,007) Sales and maturities of investments 639,193 925,185 Cash paid for acquisitions, net of cash and restricted cash acquired (13,585) (281,032) Net cash provided by (used in) investing activities 140,590 (1,312,666) CASH FLOW FROM FINANCING ACTIVITIES Payments of deferred offering costs — (186) Proceeds from exercise of stock options 28,317 17,335 Proceeds from issuance of common stock under the employee stock purchase plan 19,147 19,159 Net cash provided by financing activities 47,464 36,308 EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS — — NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 119,680 (1,469,645) CASH, CASH EQUIVALENTS, AND RESTRICTED CASH–BEGINNING OF PERIOD 202,406 1,672,051 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH–END OF PERIOD $322,086 $202,406 SENTINELONE, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

SENTINELONE, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except percentages and per share data) (unaudited)	Three Months Ended Jan. 31,		Twelve Months Ended Jan. 31,	
	2024	2023	2024	2023
COST OF REVENUE RECONCILIATION				
GAAP cost of revenue	$48,266	$39,771	$179,281	$144,177
Stock-based compensation expense	(4,617)	(3,011)	(17,187)	(10,093)
Employer payroll tax on employee stock transactions	(149)	(35)	(389)	(85)
Amortization of acquired intangible assets	(5,139)	(5,139)	(20,389)	(15,957)
Acquisition-related compensation	(120)	(130)	(499)	(424)
Inventory write-offs due to restructuring	—	—	(720)	—
Non-GAAP cost of revenue	$38,241	$31,456	$140,097	$117,618
GROSS PROFIT RECONCILIATION				
GAAP gross profit	$125,909	$86,325	$441,873	$278,002
Stock-based compensation expense	4,617	3,011	17,187	10,093
Employer payroll tax on employee stock transactions	149	35	389	85
Amortization of acquired intangible assets	5,139	5,139	20,389	15,957
Acquisition-related compensation	120	130	499	424
Inventory write-offs due to restructuring	—	—	720	—
Non-GAAP gross profit	$135,934	$94,640	$481,057	$304,561
GROSS MARGIN RECONCILIATION				
GAAP gross margin	72%	68%	71%	66%
Stock-based compensation expense	3%	2%	3%	2%
Employer payroll tax on employee stock transactions	—%	—%	—%	—%
Amortization of acquired intangible assets	3%	4%	3%	4%
Acquisition-related compensation	—%	—%	—%	—%
Inventory write-offs due to restructuring	—%	—%	—%	—%
Non-GAAP gross margin	78%	75%	77%	72%
RESEARCH AND DEVELOPMENT EXPENSE RECONCILIATION				
GAAP research and development expense	$56,446	$53,904	$218,176	$207,008
Stock-based compensation expense	(15,179)	(13,817)	(61,055)	(51,771)
Employer payroll tax on employee stock transactions	(202)	(86)	(669)	(250)
Acquisition-related compensation	(594)	(437)	(1,514)	(1,165)
Non-GAAP research and development expense	$40,471	$39,564	$154,938	$153,822

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 24

SENTINELONE, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except percentages and per share data) (unaudited)	Three Months Ended Jan. 31,		Twelve Months Ended Jan. 31,	
	2024	2023	2024	2023
SALES AND MARKETING EXPENSE RECONCILIATION				
GAAP sales and marketing expense	$101,478	$87,254	$397,160	$310,848
Stock-based compensation expense	(15,436)	(11,138)	(55,798)	(40,115)
Employer payroll tax on employee stock transactions	(361)	(127)	(1,112)	(505)
Amortization of acquired intangible assets	(2,156)	(2,143)	(7,972)	(6,613)
Acquisition-related compensation	(109)	(706)	(647)	(1,780)
Non-GAAP sales and marketing expense	$83,416	$73,140	$331,631	$261,835
GENERAL AND ADMINISTRATIVE EXPENSE RECONCILIATION				
GAAP general and administrative expense	$46,822	$45,197	$198,247	$162,722
Stock-based compensation expense	(18,330)	(18,182)	(83,890)	(62,487)
Employer payroll tax on employee stock transactions	(591)	(1,002)	(1,259)	(1,395)
Amortization of acquired intangible assets	—	(19)	(2)	(75)
Acquisition-related compensation	—	(320)	(383)	(999)
Non-GAAP general and administrative expense	$27,901	$25,674	$112,713	$97,766
RESTRUCTURING RECONCILIATION				
GAAP restructuring expense	$2,377	$—	$6,706	$—
Stock-based compensation expense	—	—	1,060	—
Other restructuring charges	(2,377)	—	(7,766)	—
Non-GAAP restructuring expense	$—	$—	$—	$—
OPERATING LOSS RECONCILIATION				
GAAP operating loss	$(81,214)	$(100,030)	$(378,416)	$(402,576)
Stock-based compensation expense	53,562	46,148	216,870	164,466
Employer payroll tax on employee stock transactions	1,303	1,250	3,429	2,235
Amortization of acquired intangible assets	7,295	7,301	28,363	22,645
Acquisition-related compensation	823	1,594	3,043	4,369
Inventory write-offs due to restructuring	—	—	720	—
Other restructuring charges	2,377	—	7,766	—
Non-GAAP operating loss	$(15,854)	$(43,737)	$(118,225)	$(208,861)

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 25

SENTINELONE, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except percentages and per share data) (unaudited)	Three Months Ended Jan. 31,		Twelve Months Ended Jan. 31,	
	2024	2023	2024	2023
OPERATING MARGIN RECONCILIATION				
GAAP operating margin	(47)%	(79)%	(61)%	(95)%
Stock-based compensation expense	31%	36%	35%	39%
Employer payroll tax on employee stock transactions	1%	1%	1%	1%
Amortization of acquired intangible assets	4%	6%	5%	5%
Acquisition-related compensation	—%	1%	—%	1%
Inventory write-offs due to restructuring	—%	—%	—%	—%
Other restructuring charges	1%	—%	1%	—%
Non-GAAP operating margin	(9)%	(35)%	(19)%	(49)%
NET LOSS RECONCILIATION				
GAAP net loss	$(71,982)	$(93,680)	$(338,693)	$(378,678)
Stock-based compensation expense	53,562	46,148	216,870	164,466
Employer payroll tax on employee stock transactions	1,303	1,250	3,429	2,235
Amortization of acquired intangible assets	7,295	7,301	28,363	22,645
Acquisition-related compensation	823	1,594	3,043	4,369
Inventory write-offs due to restructuring	—	—	720	—
Other restructuring charges	2,377	—	7,766	—
Gain on strategic investments	—	—	(2,703)	—
Income tax benefit	—	—	—	(9,667)
Non-GAAP net loss	$(6,622)	$(37,387)	$(81,205)	$(194,630)
BASIC AND DILUTED EPS RECONCILIATION				
GAAP net loss per share, basic and diluted	$(0.24)	$(0.33)	$(1.15)	$(1.36)
Stock-based compensation expense	0.18	0.16	0.74	0.58
Employer payroll tax on employee stock transactions	—	—	0.01	0.01
Amortization of acquired intangible assets	0.02	0.03	0.10	0.08
Acquisition-related compensation	—	0.01	0.01	0.02
Inventory write-offs due to restructuring	—	—	—	—
Other restructuring charges	0.01	—	0.03	—
Gain on strategic investments	—	—	(0.01)	—
Income tax benefit	—	—	—	(0.03)
Non-GAAP net loss per share, basic and diluted	$(0.02)	$(0.13)	$(0.28)	$(0.70)

SENTINELONE Q4 FY2024 LETTER TO SHAREHOLDERS 26

Q4 FY2024 Letter to SharehoLderSSENTINELONE 27 Three Months Ended Jan. 31, Twelve Months Ended Jan. 31, 2024 2023 2024 2023 GAAP net cash used in operating activities $(6,182) $(22,069) $(68,374) $(193,287) Less: Purchases of property and equipment (187) (126) (1,304) (4,953) Less: Capitalized internal-use software (4,269) (3,173) (13,956) (13,452) Free cash flow $(10,638) $(25,368) $(83,634) $(211,692) Net cash provided by (used in) investing activities $113,029 $(66,674) $140,590 $(1,312,666) Net cash provided by financing activities $23,682 $16,530 $47,464 $36,308 Operating cash flow margin (4)% (18)% (11)% (46)% Free cash flow margin (6)% (20)% (13)% (50)% SENTINELONE, INC. Reconciliation of Cash Used in Operating Activities to Free Cash Flow (in thousands) (unaudited)

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SentinelOne (NYSE:S) is pioneering autonomous cybersecurity to prevent, detect, and respond to cyber attacks faster and with higher accuracy than ever before. Our Singularity XDR platform protects and empowers leading global enterprises with real-time visibility into attack surfaces, cross-platform correlation, and AI-powered response. Achieve more capability with less complexity.

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